Continental Building Products Reports Fourth Quarter and Full Year 2017 Results
- Produces Record Full Year Net Sales, Operating Income and Net Income -
- Expands Stock Repurchase Program to $300 Million and Extends Through 2019 -
Herndon, Virginia, February 22, 2018. Continental Building Products, Inc. (NYSE: CBPX) (the "Company"), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today results for the fourth quarter and year ended December 31, 2017.
Highlights of Fourth Quarter 2017 as Compared to Fourth Quarter 2016

•	Net sales increased 11.1% to $131.4 million on higher wallboard volumes and average mill net price

•	Net income increased 92.5% to $24.2 million due in part to the recently enacted tax legislation; Adjusted net income[1] increased 22.2% to $15.4 million

•	Earnings per share increased 100.0% to $0.64; Adjusted earnings per share[1] increased 28.1% to $0.41

•	EBITDA[1] grew to $37.2 million up 10.1% compared to $33.8 million
Highlights of Full Year 2017 as Compared to Full Year 2016

•	Net sales increased 6.0% to $489.2 million

•	Net income increased 35.9% to $59.8 million due in part to the recently enacted tax legislation; Adjusted net income[1] increased 7.5% to $51.5 million

•	Earnings per share increased 43.5% to $1.55; Adjusted earnings per share[1] increased 12.7% to $1.33

•	EBITDA[1] grew to $136.0 million up 1.7% compared to $133.8 million

•	SG&A as a percentage of net sales improved 50 basis points to 7.7%

•	Deployed $11.0 million in high-return investments

•	Deployed $54.6 million to repurchase 2.3 million shares of common stock
"We wrapped up 2017 with a strong fourth quarter resulting in a 10% increase in EBITDA and a double digit increase in earnings per share as we began to realize the benefits of our high-return capital investments and our Bison Way continuous improvement efforts," stated Jay Bachmann, Continental's President and Chief Executive Officer. "Net sales up 11% demonstrated the incredible focus of our employees on the customer while driving higher operating profit at improved margins year-over-year."
Mr. Bachmann continued, "For the full year, our disciplined operational focus drove improved earnings in an inflationary cost environment and delivered strong margins that are among the industry leaders. We also invested significant operating cash flow to repurchase shares and reinvest in our business to further augment returns. As we look ahead to 2018, our strong balance sheet and anticipated cash flows firmly position us to execute on additional value enhancing opportunities. These opportunities include high-return capital investments, which are expected to be between $25 and $35 million from 2018 through 2019, and our expanded share repurchase authorization, which was increased from $200 million to $300 million through 2019. We are inspired by the dedicated efforts of our employees, who work incredibly hard every day to streamline processes, eliminate waste and continuously improve our operations with the aim of further enhancing Continental's position as the wallboard supplier of choice."

1 See the financial schedules at the end of this press release for a reconciliation of EBITDA, adjusted net income and adjusted earnings per share, which are a non-GAAP financial measure, to relevant GAAP financial measures, and a discussion of why they are useful to investors.

Fourth Quarter 2017 Results vs. Fourth Quarter 2016
Wallboard sales volumes increased to 725 million square feet (MMSF) for the fourth quarter 2017, compared to 666 MMSF in the prior year quarter. Net sales were up 11.1% to $131.4 million, compared to $118.2 million in the prior year quarter, primarily due to an increase in wallboard volumes and average mill net price.
Operating income was $26.6 million, compared to $22.8 million in the prior year quarter. This increase was primarily attributable to higher wallboard volumes, which were partially offset by higher input costs. SG&A expense was $10.4 million compared to $9.6 million in the prior year quarter, or 7.9% of net sales compared to 8.1% in the prior year quarter.
Interest expense decreased 8.9% to $2.8 million, compared to $3.1 million in the prior year quarter, reflecting lower average outstanding borrowings during fourth quarter 2017 compared to fourth quarter 2016 and the lower interest rate spread over LIBOR following the debt repricings in February and December of 2017. This decrease was partially offset by the rise in LIBOR.
Net income for the fourth quarter 2017 increased 92.5% to $24.2 million, or $0.64 per share, compared to $12.6 million, or $0.32 per share, in the prior year quarter. The improvement in net income was primarily driven by the one-time tax benefit related to the impact of the Tax Cuts and Jobs Act passed in December 2017. Excluding the effects of the tax reform and debt repricing fees in December 2017, the adjusted net income1 increased 22.2% to $15.4 million, or $0.41 per share, compared to the prior year quarter of $12.6 million, or $0.32 per share. The $2.8 million increase in adjusted net income1 is primarily a result of higher wallboard volumes and average mill net price compared to the prior year quarter.
Full Year 2017 Results vs. Full Year 2016
Wallboard volumes increased to 2,666 MMSF for the year ended December 31, 2017, compared to 2,560 MMSF in the prior year. Net sales were up 6.0% to $489.2 million, compared to $461.4 million in the prior year, primarily due to an increase in wallboard volumes and average mill net price.
Operating income was $89.6 million, compared to $87.1 million in the prior year. This increase was primarily attributable to higher volumes, which were partially offset by higher input and labor costs. SG&A expense was $37.8 million compared to $37.9 million in the prior year, or 7.7% of net sales compared to 8.2% in the prior year.
Interest expense decreased 13.3% to $11.8 million, compared to $13.6 million in the prior year, reflecting lower average outstanding borrowings during 2017 compared to 2016 and the lower interest rate spread over LIBOR following the debt refinancing in August 2016 and the two subsequent repricing transactions in 2017. This decrease was partially offset by the rise in LIBOR.
Net income for 2017 increased 35.9% to $59.8 million, or $1.55 per share, compared to $44.0 million, or $1.08 per share, in the prior year. The improvement in net income was primarily driven by the one-time tax benefit related to the impact of the Tax Cuts and Jobs Act of 2017. Excluding the effects of the tax reform and debt repricing fees in February and December 2017, adjusted net income1 was up 7.5% to $51.5 million, or $1.33 per share, from the prior year adjusted net income of $47.8 million, or $1.18 per share. The $3.6 million increase in adjusted net income1 is primarily a result of higher volumes and average mill net price, along with a decrease in SG&A and interest expense, compared to 2016.
Balance Sheet and Cash Flow
In December 2017, the Company successfully repriced its $271.6 million term loan facility. The interest rate spread on the term loan was reduced by 25 basis points to LIBOR plus 2.25%, with a 0.75% floor, compared to a prior rate of LIBOR plus 2.50%, with a 0.75% floor. This transaction marks the second repricing of this term loan since the original refinancing in August 2016, effectively reducing the spread in aggregate by 50 basis points from LIBOR plus 2.75% to LIBOR plus 2.25%. The final maturity of the term loan in 2023 is unchanged.
As of December 31, 2017, the Company had cash of $72.5 million and total outstanding borrowing under the term loan agreement of $271.6 million. During the fourth quarter 2017, the Company generated cash flows from operations of $26.6 million and invested $7.8 million in capital investments.
During the full year 2017, the Company repurchased 2.3 million shares of its common stock under its repurchase program at an aggregate purchase price of $54.6 million, representing 5.8% of its outstanding shares as of December 31, 2016.
The Company announced today that its Board of Directors has authorized an expansion of its stock repurchase program from up to $200 million to up to $300 million. The program has also been extended from the end of 2018 to the end of 2019. To date against the program, as expanded, the Company has repurchased $103.3 million of our common stock at an average price of

$21.23 per share through December 31, 2017. The Company also announced plans to invest in high-return capital spending under its "Bison Way" initiative in the range of $25 million to $35 million beginning in 2018 and running through 2019.
Dennis Schemm, Continental's Chief Financial Officer, concluded, "We are pleased with the sustained cash flow generation of our business, our repricing activities and the success of our numerous investments. We have an exceptional platform to continue investing in our people, assets and operational capabilities. The expected reduction in our tax rate made possible by the Tax Cuts and Jobs Act of 2017 further enhances our flexibility to strengthen our business while targeting additional value enhancing opportunities."
Forward-Looking Outlook For the Full Year 2018

•	SG&A is expected to be in the range of $39 - $40 million

•	Cost of goods sold inflation is expected to be at 3% to 5% partly offset by approximately $5 million of savings from high return investments

•	Total capital expenditures are expected to be in the range of $30 - $35 million

◦	Maintenance capital spending is expected to be approximately $15 million

◦	High-return capital spending is expected to be in the range of $15 - $20 million

•	Depreciation and amortization is expected to be in the range of $43 - $46 million

•	Effective tax rate is expected to be in the range of 22% - 24%
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call on Thursday, February 22, 2018 at 5:00 p.m. Eastern Time to review fourth quarter and full year 2017 financial results, discuss recent events and conduct a question-and-answer period. The live webcast will be available on the Investor Relations section of the Company's website at www.continental-bp.com. To participate in the call, please dial (877) 407-3982 (domestic) or (201) 493-6780 (international). A replay of the conference call will be available through March 22, 2018, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the pin number 13675626.
About Continental Building Products
Continental Building Products is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.
Contact Information
Investor Relations:
Tel.: (703) 480-3980
Investorrelations@continental-bp.com

Continental Building Products, Inc.
Consolidated Statements of Operations

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
	(in thousands, except share data and per share amounts)
	(Unaudited)	(Unaudited)
Net sales	$131,392	$118,217	$489,163	$461,375
Costs, expenses and other income:
Cost of goods sold	94,432	85,862	361,825	336,317
Selling and administrative	10,389	9,554	37,753	37,918
Total costs and operating expenses	104,821	95,416	399,578	374,235
Operating income	26,571	22,801	89,585	87,140
Other expense, net	(563)	(223)	(1,196)	(5,963)
Interest expense, net	(2,822)	(3,098)	(11,788)	(13,590)
Income before losses from equity method investment and provision for income tax	23,186	19,480	76,601	67,587
Losses from equity method investment	(158)	(10)	(187)	(736)
Income before provision for income taxes	23,028	19,470	76,414	66,851
Benefit from/(provision for) income taxes	1,208	(6,879)	(16,566)	(22,827)
Net income	$24,236	$12,591	$59,848	$44,024

Net income per share:
Basic	$0.64	$0.32	$1.55	$1.08
Diluted	$0.64	$0.31	$1.54	$1.08
Weighted average shares outstanding:
Basic	37,655,655	39,918,867	38,636,152	40,605,464
Diluted	37,867,710	40,014,797	38,774,963	40,662,304

Continental Building Products, Inc.
Consolidated Balance Sheets

	As of December 31,
	2017	2016
	(in thousands)
Assets:
Cash and cash equivalents	$72,521	$51,536
Receivables, net	38,769	32,473
Inventories, net	24,882	25,239
Prepaid and other current assets	11,267	7,485
Total current assets	147,439	116,733
Property, plant and equipment, net	294,003	307,838
Customer relationships and other intangibles, net	70,807	81,555
Goodwill	119,945	119,945
Equity method investment	9,263	8,020
Debt issuance costs	477	658
Total Assets	$641,934	$634,749
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable	$30,809	$27,411
Accrued and other liabilities	11,940	12,321
Notes payable, current portion	1,702	1,742
Total current liabilities	44,451	41,474
Deferred taxes and other long-term liabilities	15,847	19,643
Notes payable, non-current portion	263,610	264,620
Total Liabilities	323,908	325,737
Equity:
Undesignated preferred stock, par value $0.001 per share; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share; 190,000,000 shares authorized; 44,321,776 and 44,191,370 shares issued and 37,532,959 and 39,691,715 shares outstanding as of December 31, 2017 and 2016, respectively	44	44
Additional paid-in capital	325,391	322,384
Less: Treasury stock	(143,357)	(88,756)
Accumulated other comprehensive loss	(2,649)	(3,409)
Accumulated earnings	138,597	78,749
Total Equity	318,026	309,012
Total Liabilities and Equity	$641,934	$634,749

Continental Building Products, Inc.
Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2017	2016
	(in thousands)
Cash flows from operating activities:
Net income	$59,848	$44,024
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,460	46,646
Amortization of debt issuance costs and debt discount	1,177	1,947
Losses from equity method investment	187	736
Debt related expenses	1,170	5,802
Stock-based compensation	2,784	2,288
Deferred taxes	(3,414)	6,504
Change in assets and liabilities:
Receivables	(6,296)	3,342
Inventories	488	1,921
Prepaid expenses and other current assets	(3,735)	895
Accounts payable	3,987	2,058
Accrued and other current liabilities	(830)	360
Other long term liabilities	(159)	(256)
Net cash provided by operating activities	101,667	116,267
Cash flows from investing activities:
Capital expenditures	(21,459)	(11,733)
Software purchased or developed	(583)	(414)
Capital contributions to equity method investment	(2,219)	(349)
Distributions from equity method investment	790	855
Net cash used in investing activities	(23,471)	(11,641)
Cash flows from financing activities:
Proceeds from exercise of stock options	230	20
Tax withholdings on share-based compensation	(240)	—
Proceeds from debt refinancing	545,198	275,000
Disbursements for debt refinancing	(545,198)	(271,988)
Payments of financing costs	(1,170)	(4,424)
Principal payments for debt	(2,052)	(26,375)
Payments to repurchase common stock	(54,601)	(40,277)
Net cash used in financing activities	(57,833)	(68,044)
Effect of foreign exchange rates on cash and cash equivalents	622	225
Net change in cash and cash equivalents	20,985	36,807
Cash, beginning of period	51,536	14,729
Cash, end of period	$72,521	$51,536

Reconciliation of Non-GAAP Measures
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States ("GAAP"). This release presents EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company's operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company's operations and underlying operational performance. Furthermore, the Company's Board of Director compensation committee uses EBITDA to evaluate management's compensation. Management also believes that EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share in the same manner. EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are not measurements of the Company's financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
	(unaudited, in thousands)
Net income	$24,236	$12,591	$59,848	$44,024
Adjustments:
Other expense, net	563	223	1,196	5,963
Interest expense, net	2,822	3,098	11,788	13,590
Losses from equity method investment	158	10	187	736
(Benefit from)/provision for income taxes	(1,208)	6,879	16,566	22,827
Depreciation and amortization	10,643	10,990	46,460	46,646
EBITDA—Non-GAAP Measure	$37,214	$33,791	$136,045	$133,786
EBITDA Margin - EBITDA as a percentage of net sales - Non-GAAP Measure	28.3%	28.6%	27.8%	29.0%

Reconciliation of Net Income and Earnings Per Share to Adjusted Net Income and Adjusted Earnings Per Share
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
	(unaudited, in thousands, except share data and per share amounts)
Net income - GAAP Measure	$24,236	$12,591	$59,848	$44,024
Debt related expenses, net of tax (a)	319	—	774	3,821
Impact of Tax Cuts and Jobs Act of 2017	(9,168)	—	(9,168)	—
Adjusted net income - non-GAAP measure	$15,387	$12,591	$51,454	$47,845

Earnings per share - GAAP measure	$0.64	$0.32	$1.55	$1.08
Debt related expenses, net of tax (a)	0.01	—	0.02	0.10
Impact of Tax Cuts and Jobs Act of 2017	(0.24)	—	(0.24)	—
Adjusted earnings per share - non-GAAP measure	$0.41	$0.32	$1.33	$1.18

(a)
Expenses related to debt refinancing and repricing activities are shown net of income tax benefit of $0.2 million and $0.4 million for the three and twelve months ended December 31, 2017, respectively, compared to $2.0 million for the twelve months ended December 31, 2016.

Other Financial and Operating Data
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
	(in thousands, except share data and per share amounts)
	(Unaudited)	(Unaudited)
Capital expenditures and software purchased or developed	$7,782	$6,964	$22,042	$12,147
Wallboard sales volume (million square feet)	725	666	2,666	2,560
Mill net sales price (a)	$144.78	$141.61	$146.92	$143.83

(a)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Interim Volumes and Mill Net Prices
	For the Three Months Ended
	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Volumes (million square feet)	666	650	647	644	725
Mill net sales price	$141.61	$147.92	$150.32	$144.90	$144.78